Exhibit 99.1

NEWS RELEASE

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Corporate Controller and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS CORPORATION PRICES OFFERING OF $75 MILLION
1.375% CONVERTIBLE SENIOR NOTES DUE NOVEMBER 15, 2023

     HILLSBORO, OR — November 13, 2003 — RadiSys Corporation (Nasdaq: RSYS), announced today the pricing of its offering of $75 million aggregate principal amount of its 1.375% Convertible Senior Notes due November 15, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). The sale of the notes is expected to close on November 19, 2003. The Company has also granted the initial purchasers a 30-day option beginning on the date of initial issuance of the notes to purchase up to an additional $25 million principal amount of notes.

     The notes will bear regular interest at an annual rate of 1.375%. Regular interest will be payable semi-annually on May 15 and November 15 of each year.

     The notes will be convertible prior to maturity, if certain conditions are satisfied, into shares of RadiSys’ common stock at a conversion price of $23.5712 per share (an effective conversion rate of approximately 42.4247 shares per $1,000 principal amount of notes), subject to certain adjustments. The initial conversion price represents a 27% premium to the closing bid price on the Nasdaq National Market on November 13, 2003, which was $18.56 per share.

     The Company will have the right to redeem the notes on and after November 15, 2006 under certain circumstances and at any time after November 15, 2008.

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RadiSys Page 2

     Holders of the notes will have the right to require RadiSys to repurchase the notes on November 15, 2008, November 15, 2013 and November 15, 2018 at a price of 100% of their principal amount plus accrued and unpaid interest.

     The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and potential acquisitions and partnerships.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation of sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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